Exhibit 10.5

June 27, 2013

Krishnamurthy Balachandran

811 Piper Avenue

Sunnyvale, CA 94087

Dear Bala:

This Separation Agreement and Release of Claims ("Agreement") is made by and between Krishnamurthy Balachandran ("you"), an individual, and NeuroMetrix, Inc. a Delaware corporation ("NeuroMetrix").

WHEREAS, NeuroMetrix desires to provide you with some separation benefits to assist you in the transition resulting from the termination of employment with NeuroMetrix; and

WHEREAS, you agree, in exchange for such separation benefits, to waive and release any and all claims that you may have against NeuroMetrix;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Salary and Benefits Continuation. Upon the execution of this Agreement, the parties agree as follows:

•	You, Krishnamurthy Balachandran shall terminate from employment with NeuroMetrix effective June 28, 2013 (hereinafter the "termination date").

•	You will receive $11,458.33 per pay period, in severance, for 9 months. Your starting payment will be July 15, 2013 and your final payment will be on March 31, 2014. Total payments will equal $206, 249.94

•	Unused, accrued PTO up to termination date will be paid, less appropriate taxes.

•	Up to and including March 31, 2014 you shall continue to be enrolled in NeuroMetrix's medical benefit plan.

•	Following the termination date, you shall be entitled to any and all other rights or benefits afforded to other terminated employees of NeuroMetrix, including, without limitation, the right to elect to continue, at her cost, coverage under the NeuroMetrix health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

2.	Release. In consideration of the agreement of Neurometrix, Inc. to make a severance payment to me, and for other good and valuable consideration, I, for myself and for my agents, heirs, executors, legatees, administrators, successors and assigns, hereby irrevocably and unconditionally release and discharge Neurometrix, Inc., its subsidiaries, parent and affiliated entities and the current and former shareholders, directors, officers, agents and employees of them and each of them, and their respective successors, assigns, representatives, agents, heirs, executors, and administrators (“Releasees”) of and from any and all claims of any kind (including claims for attorney’s fees and costs), charges, actions and causes of action, whether in law or in equity, with respect to, or arising out of, my employment by one or more of the Releasees or the cessation of that employment. This includes but is not limited to any and all claims in contract or tort and claims arising under federal, state or other local laws prohibiting discrimination, including age discrimination under the Age Discrimination in Employment Act (“ADEA”).

This General Release is intended to be as broad as permitted by law, but I understand that it is not a release of such rights as I may have to file for unemployment or workers’ compensation benefits, nor does this General Release prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or any other governmental agency as authorized by law (although I acknowledge that I may not recover any monetary benefits in any such proceeding).

In addition, I agree not to disparage or defame NeuroMetrix in any respect or to make any derogatory comment, whether written or oral, regarding NeuroMetrix that relates to the organization’s company’s business or related activities or relationship between the Employee and Employer. I also agree to continue to comply with the Confidentiality/NonCompete Agreement and Insider Trading Policy.

I understand that in order to accept the offer by NeuroMetrix, I must sign and return this General Release to Jennifer Hayes at NeuroMetrix, Inc 62 Forth Avenue, Waltham, MA 02451 by July 22, 2013.

I acknowledge that I have been advised to seek my own counsel in connection with this General Release; that I am not waiving any rights or claims under the ADEA which may arise after the date I sign this Agreement; that I have twenty-one (21) days in which to consider NeuroMetrix’s offer and this General Release; that I may accept that offer any time within the 21-day period by signing and returning this General Release to Jennifer Hayes at NeuroMetrix, Inc 62 Fourth Avenue, Waltham, MA 02451; that I have the right to revoke my acceptance of this General Release by doing so in writing to Jennifer Hayes within seven (7) days after the date that I sign this General Release; that any changes made to NeuroMetrix’s offer during the course of negotiating its terms will not have the effect of restarting the twenty-one (21) day consideration period; and that NeuroMetrix’s offer and this General Release will not be a binding contract between NeuroMetrix, Inc and me until the end of the seven (7) day revocation period so long as I have not revoked my acceptance.

/s/ K. Balachandran
K. Balachandran
July 10, 2013

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